As filed with the Securities and Exchange Commission on December 9, 1998.
                                                      Registration No. 333-51479

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                        POST-EFFECTIVE AMENDMENT NO. 3 ON
                                    FORM S-3
                                   TO FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                             AVIATION SALES COMPANY
             (Exact name of registrant as specified in its charter)

         Delaware                                              65-0665658
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                              6905 N.W. 25th Street
                              Miami, Florida 33122
                                 (305) 592-4055

-------------------------------------------------------------------------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                              --------------------

                                 Dale S. Baker,
                 Chairman, President and Chief Executive Officer
                              6905 N.W. 25th Street
                              Miami, Florida 33122
                                 (305) 592-4055

-------------------------------------------------------------------------------

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all communications to:

                            Philip B. Schwartz, Esq.
                       Akerman, Senterfitt & Eidson, P.A.
                         One S.E. 3rd Avenue, 28th Floor
                            Miami, Florida 33131-1704
                                 (305) 374-5600

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                EXPLANATORY NOTE

         The designation of this Post-Effective Amendment as Registration No. 333-51479-3 denotes that this is the third Post-Effective Amendment to the Form S-4 filed by Aviation Sales Company, a Delaware corporation (the "Company" or the "Registrant"). This Amendment relates to certain shares of the Registrant's common stock (the "Common Stock") exchanged by former holders of the common stock of Whitehall Corporation ("Whitehall"), in connection with the merger of a wholly-owned subsidiary of the Registrant with and into Whitehall. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the Registrant's registration statement on Form S-4 (File No. 333-51479).

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRELIMINARY PROSPECTUS

                  Subject to Completion, dated December 9, 1998

                                 976,859 SHARES

                             AVIATION SALES COMPANY

                     COMMON STOCK, PAR VALUE $.001 PER SHARE

         This Prospectus relates to an aggregate of 976,859 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Aviation Sales Company, a Delaware corporation (the "Company"), being sold by certain stockholders (the "Selling Stockholders") who have acquired such shares in connection with the merger (the "Merger") of a wholly-owned subsidiary of the Company with and into Whitehall Corporation. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit public sale or other distribution of the Shares. The Company is contractually obligated to register the Shares on behalf of the Selling Stockholders.

         The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders or their pledgees through underwriters or dealers, through brokers or other agents, or directly or indirectly to one or more purchasers including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's prior written consent, by donees of the Selling Stockholders, or other persons acquiring the Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to this registration. See "Selling Stockholders" and "Plan of Distribution."

         The Common Stock of the Company is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "AVS." The last reported sales price of the Common Stock of the Company on the NYSE on December 4, 1998 was $34 15/16 per share.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is December 9, 1998

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                TABLE OF CONTENTS
                                -----------------

                                                                           PAGE

AVAILABLE INFORMATION.........................................................3

THE COMPANY...................................................................4

RISK FACTORS..................................................................8

USE OF PROCEEDS..............................................................13

SELLING STOCKHOLDERS.........................................................13

PLAN OF DISTRIBUTION.........................................................14

DESCRIPTION OF CAPITAL STOCK.................................................16

LEGAL MATTERS................................................................19

EXPERTS......................................................................19

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................20

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Room 1400, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the NYSE. Information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

         Contemporaneously herewith, the Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of the NYSE referred to above.

                                   THE COMPANY

GENERAL

         Aviation Sales Company ("the Company") is a leading provider of fully integrated aviation inventory services and a recognized worldwide leader in the redistribution of aircraft spare parts. The Company sells aircraft spare parts and provides inventory and repair services to major commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other redistributors throughout the world. Parts sold by the Company include rotable and expendable airframe and engine components for commercial airplanes, including Boeing, McDonnell Douglas, Lockheed and Airbus aircraft and Pratt & Whitney, General Electric and Rolls Royce jet engines. Inventory management services offered by the Company include purchasing services, repair management, warehouse management, aircraft disassembly services, and consignment and leasing of inventories of aircraft parts and engines. The Company also manufactures certain aircraft parts for sale to original equipment manufacturers ("OEMs"), including precision engine parts, and provides maintenance, repair and overhaul services ("MR&O") at its Federal Aviation Administration ("FAA") licensed repair facilities.

         The Company's principal executive offices are located at 6905 N.W. 25th Street, Miami, Florida 33122, and the telephone number is (305) 592-4055.

RECENT DEVELOPMENTS

         ACQUISITION OF TIMCO. On September 22, 1998 the Company, through a wholly-owned subsidiary, acquired Triad International Maintenance Corporation, a Delaware corporation ("TIMCO"), pursuant to a stock purchase agreement (the "TIMCO Purchase Agreement"). Pursuant to the TIMCO Purchase Agreement, the Company purchased all of the outstanding common stock of TIMCO for an initial purchase price of $69.0 million in cash. The acquisition was financed from the Company's bank lines of credit (see below). Additionally, as part of the transaction, the Company agreed to guaranty certain industrial revenue bond financing incurred in connection with the development of TIMCO's Greensboro, North Carolina operating facilities, in the approximate amount of $11.4 million. Further, as a closing adjustment, the seller contributed approximately $5.7 million in cash to TIMCO relating to customer deposits, resulting in a net purchase price of $63.3 million (exclusive of transaction costs). TIMCO, based in Greensboro, North Carolina, operates an FAA licensed aircraft repair station specializing in the MR&O of narrowbody and widebody aircraft.

         AMENDMENT TO CREDIT FACILITY. On November 24, 1998, the Company entered into an agreement with several financial institutions amending its existing credit facility pursuant to the terms of an Amendment No. 3 to Third Amended and Restated Credit Facility dated as of October 17, 1997 (the "Amendment to Credit Facility Agreement"). Under the terms of the Amendment to Credit Facility Agreement, the Company's existing credit facility was amended to increase the amount of the Company's existing revolving loan and letter of credit facility from $200.0 million to $250.0 million, subject to an availability calculation based on an eligible borrowing base (the "Amended Credit Facility"). The eligible borrowing base includes certain receivables and inventories of the Company, including the receivables and inventory of TIMCO. The letter of credit portion of the Amended Credit Facility is subject to a $30.0 million sublimit.

         The interest rate on the Amended Credit Facility is, at the option of the Company, (a) prime plus a margin, or (b) LIBOR plus a margin, where the respective margin determination is made upon the Company's financial performance over a 12 month period (ranging from 0.0% to 1.0% in the event prime is utilized, or 1.125% to 2.5% in the event LIBOR is utilized). The Amended Credit Facility terminates on July 31, 2002. The Amended Credit Facility contains financial and other covenants and mandatory prepayment events. The Amended Credit Facility is secured by a lien on substantially all of the assets of the Company, including the assets of TIMCO. At October 26, 1998, $141.9 million was outstanding under the Amended Credit Facility.

         ACQUISITION OF WHITEHALL. On July 31, 1998, the Company completed the acquisition by merger of Whitehall Corporation, a Delaware corporation ("Whitehall") and its wholly-owned subsidiaries for approximately $121 million in Common Stock. In connection with the Merger, each outstanding share of Whitehall common stock was exchanged for .5143 of a share of Common Stock. In addition, upon the closing of the Merger, outstanding options to purchase shares of Whitehall common stock (the "Whitehall Options") were converted into a right to purchase that number of shares of the Common Stock as the holder would have been entitled to receive had they exercised such options prior to the Merger and participated in the Merger. Accordingly, pursuant to the Merger, the Company issued 2,844,079 shares of Common Stock in exchange for all the outstanding common stock of Whitehall and will issue up to 257,150 shares of Common Stock upon the exercise of the former Whitehall Options.

         As a result of the Merger, Whitehall and its subsidiaries are wholly-owned subsidiaries of the Company. Whitehall, through its subsidiaries, operates two FAA licensed repair stations specializing in the MR&O of narrowbody aircraft and focuses primarily on established traditional commercial carriers and new entrant low-cost air carriers.

         MAINTENANCE, REPAIR AND OVERHAUL BUSINESS. Beginning in 1997, in connection with its continuing efforts to position itself for the future, the Company made a strategic decision to expand its services to include the MR&O of aircraft. Through acquisitions, including its recent acquisitions of Whitehall and TIMCO, the Company provides fully integrated MR&O services for commercial, military and freighter aircraft, including the MR&O of airframe components, hydraulic, pneumatic, electrical and electromagnetic aircraft components, and interior cabin components. All of the Company's heavy maintenance and modification operations are being presently consolidated under the TIMCO umbrella to better service the Company's airline customers.

         The Company believes that the total worldwide market for MR&O services is approximately $27 billion annually and that $5.3 billion of that amount represents commercial airframe heavy maintenance and modification services being provided in North America. Approximately 65% of the North American services are currently being performed by airlines themselves, with the remaining demand being outsourced to independent providers such as the Company. As the commercial airline industry continues to operate under intense competition and federal budgetary constraints force reductions in military spending, the Company believes that both the private and military sectors will increasingly view outsourcing as a logical and effective way to reduce operating cost.

         The principal commercial maintenance and repair services performed by the Company's MR&O operations are scheduled "C" and "D" level maintenance checks. Each involves a different degree of inspection and the services performed at each level vary depending upon the individual aircraft operator's FAA-certified maintenance program. "C" and "D" level checks are comprehensive checks and usually take several weeks to complete, depending upon the scope of the work to be performed.

         The "C" level check is an intermediate level service inspection that typically includes a thorough cleaning of the aircraft's exterior, testing and lubrication of its operational systems, filter servicing and limited cleaning and servicing of the interior. Trained mechanics perform a visual inspection of the external structure and internal structure through access panels. The "D" level check includes all of the work accomplished in the "C" level check but places a more detailed emphasis on the integrity of the systems and structural functions. In the "D" level check, the aircraft is disassembled to the point where the entire structure can be inspected and evaluated. Once the evaluation and repairs are completed, the aircraft and its systems are reassembled to the detailed tolerances demanded in each system's specifications. Depending upon the type of aircraft and the FAA-certified maintenance program being followed, intervals between "C" level checks can range from 1,000 to 5,000 flight hours and intervals between "D" level checks can range from 10,000 to 25,000 flight hours. Structural inspections performed during "C" level and "D" level checks provide personnel with detailed information about the condition of the aircraft and the need to perform additional work or repairs not provided for in the original work scope. Project coordinators and customer support personnel work closely with the aircraft's customer service representative in evaluating the scope of any additional work required and in the preparation of a detailed cost estimate for the labor and materials required to complete the job.

         Each aircraft certified by the FAA is constructed under a "Type Certificate." Anything which is done subsequently to overhaul or modify the aircraft from its original specifications requires the review, flight-testing and approval of the FAA which is evidenced by the issuance of a Supplemental Type Certificate ("STC") for that particular change. Typical modification services include refurbishing and reconfiguring passenger seating, installing passenger amenities such as telephones and video screens and converting traditional passenger cabins into amenity filled "VIP" quarters.

         The process of converting a passenger plane to freighter configuration entails completely stripping the interior; strengthening the load-bearing capacity of the flooring; installing the bulkhead or cargo net; cutting into the fuselage for the installation of a cargo door; reinforcing the surrounding structures for the new door; replacing windows with metal plugs; and fabricating and installing the cargo door itself. The aircraft interior may also need to be lined to protect cabin walls from pallet damage and the air conditioning system may have to be modified. Conversion contracts also typically require "C" or "D" level maintenance checks as these converted aircraft have often been out of service for some time and maintenance is required for the aircraft to comply with current FAA standards. Additional overhaul and modification services performed include cockpit reconfiguration and the integration of Traffic Control and Avoidance Systems ("TCAS"), windshear detection systems and navigational aids.

         RULE 144A DEBT OFFERING AND EXCHANGE OFFER. On February 17, 1998, the Company sold $165 million of senior subordinated notes ("the Old Notes") due in 2008 with a coupon rate of 8.125% at a price of 99.395%. Proceeds were used to repay senior debt and to fund the cash requirements relating to the Company's acquisition of Caribe Aviation, Inc. and its subsidiary, Aircraft Interior Design, Inc.

         On August 3, 1998, the Company completed the exchange of $165.0 million of its fully registered Senior Subordinated Notes due 2008 (the "New Notes") for all of its previously outstanding $165.0 million of Old Notes. The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions and registration rights, and except that the holders of the Old Notes were entitled to receive liquidated damages under certain circumstances (and the holders of the New Notes are not entitled to receive such damages).

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THE PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

         This Prospectus contains certain forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 with respect to the financial condition, management's discussion and analysis of financial condition and results of operations, business of the Company and risk factors. The words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating), achievements expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EFFECTS OF THE ECONOMY ON THE COMPANY'S BUSINESS

         Since the Company's customers consist of airlines, maintenance and repair facilities that service airlines and other aircraft spare parts redistributors, as well as original equipment manufacturers, the Company's business is impacted by the economic factors which affect the airline industry. When such factors adversely affect the airline industry, they tend to reduce the overall demand for aircraft spare parts, repair services and MR&O services, causing downward pressure on pricing and increasing the credit risk associated with doing business with airlines. Additionally, factors such as the price of fuel affect the aircraft spare parts market, since older aircraft (into which aircraft spare parts are most often placed) and for which MR&O services are most often provided become less viable as the price of fuel increases. There can be no assurance that economic and other factors which may affect the airline industry will not have an adverse impact on the Company's business, financial condition or results of operations.

SIGNIFICANT LEVERAGE

         The Company has significant outstanding indebtedness and is significantly leveraged. As of December 4, 1998, the Company had outstanding indebtedness of approximately $360.2 million, of which approximately $172.0 million is indebtedness under its Amended Credit Facility and $164.1 million of which are the New Notes (the "Notes") (aggregate principal amount issued of $165.0 million). As of December 4, 1998, the Company had availability under the Amended Credit Facility of approximately $51.1 million. The Amended Credit Facility is secured by substantially all of the assets of the Company. Subject to certain limitations in the documents governing its indebtedness, the Company will likely be able to incur significant additional amounts of secured and unsecured indebtedness. The Company's ability to make payments of principal and interest on, or to refinance its indebtedness (including the Notes), depends on its future operating performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. The degree to which the Company is leveraged could have important consequences to holders of the Common Stock, including (i) the Company's vulnerability to adverse general economic and industry conditions, (ii) the Company's ability to obtain additional financing for future working capital expenditures, general corporate purposes or other purposes and (iii) the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities. The Company's debt service requirement for 1998 is approximately $20.0 million.

FUNDING REQUIREMENTS

         During the fiscal years ended December 31, 1996 and 1997, and during the nine months ended September 30, 1998, the Company has largely relied upon significant borrowings under its Amended Credit Facility, and sales of its securities, including the Notes, to satisfy its funding requirements relating to the growth of its business.

RESTRICTIONS IMPOSED BY LENDERS

         The instruments governing the indebtedness of the Company impose significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects, significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the business or the economy, or otherwise conduct necessary corporate activities.

FLUCTUATIONS IN OPERATING RESULTS

         The Company's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk inventory purchases, the number of airline customers seeking repair services at any time, the Company's ability to fully utilize its hangar space from period to period, the timeliness of customer aircraft in arriving for scheduled maintenance and the mix of available aircraft spare parts contained, at any time, in the Company's inventory. A large portion of the Company's operating expenses are relatively fixed. Since the Company typically does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon the historic requirements of its customers and upon its discussions with its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS REGARDING THE COMPANY'S SPARE PARTS INVENTORY

         The Company's inventory consists principally of new, overhauled, serviceable and repairable aircraft parts that are purchased from many sources. Before parts may be installed in an aircraft, they must meet certain standards of condition established by the FAA and/or the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries generally coincide with FAA requirements. Parts must also be traceable to sources deemed acceptable by such agencies. Parts owned or acquired by the Company may not meet applicable standards or standards may change in the future, causing parts which are already contained in the Company's inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in the Company's inventory. In all such cases, to the extent that the Company has such parts in its inventory, their value may be reduced.

GOVERNMENT REGULATION

         The aviation industry is highly regulated in the United States by the FAA and in other countries by similar agencies. While the Company's spare parts business is not regulated, the aircraft spare parts which it sells to its customers must be accompanied by documentation which enables the customer to comply with applicable regulatory requirements. Additionally, the Company must be certified by the FAA and, in some cases, by original equipment manufacturers, in order to manufacture or repair aircraft components. Although the Company believes that its newly acquired manufacturing and repair operations are in material compliance with applicable regulations, there can be no assurance of this fact. Further, there can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have a material adverse effect on the Company's business, financial condition or results of operations.

GROWTH STRATEGY AND RISKS RELATING TO FUTURE ACQUISITIONS

         A key element of the strategy of the Company involves growth through the acquisition of additional inventories of aircraft spare parts and the acquisition of other companies, assets or product lines that would complement or expand the Company's existing business. The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable aircraft parts inventories, acquisition candidates and capital, and by restrictions contained in the Company's credit agreements. In addition, acquisitions involve risks that could adversely affect the Company's operating results, including the assimilation of the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. There can be no assurance that the Company will be able to consummate acquisitions on satisfactory terms.

RELIANCE ON EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The continued success of the Company is dependent to a significant degree upon the services of its executive officers and upon the Company's ability to attract and retain qualified personnel experienced in the various phases of the Company's business. The Company has employment agreements with certain of its executive officers. The employment agreements between the Company and its executive officers are individually terminable by each executive officer upon a change of control of the Company. The ability of the Company to operate successfully could be jeopardized if one or more of its executive officers were unavailable and capable successors were not found.

COMPETITION

         The markets for the Company's products, repair services and MR&O services are extremely competitive, and the Company faces competition from a number of sources. These include aircraft and aircraft part manufacturers, airline and aircraft service companies, other companies providing MR&O and repair services, and aircraft spare parts redistributors. Certain competitors of the Company have substantially greater financial and other resources than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition or results of operations.

PRODUCT LIABILITY

         The business of the Company exposes it to possible claims for personal injury or death which may result from the failure of an aircraft spare part sold, manufactured or repaired by it. While the Company maintains what it believes to be adequate liability insurance to protect it from such claims, and while no material claims have, to date, been made against the Company, no assurance can be given that claims will not arise in the future or that such insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost. Any such liability not covered by insurance could have a material adverse effect on the Company's business, financial condition or results of operations.

POTENTIAL INFLUENCE BY CERTAIN STOCKHOLDERS

         As of December 1, 1998, one of the Company's stockholders beneficially owns approximately 19% of the outstanding Common Stock and the Company's directors and executive officers, as a group, beneficially own an aggregate of approximately 34% (including the 19% referred to above) of the outstanding Common Stock. While each of these stockholders is an independent party, if these parties were to act together as a group, they would have the ability to exercise substantial influence on the election of all of the members of the Company's Board of Directors and, therefore, to exercise substantial influence on the business, policies and affairs of the Company.

DIVIDEND POLICY

         The Company does not anticipate paying dividends on its Common Stock in the foreseeable future.

PRICE VOLATILITY

         The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. From time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

         The Company's Certificate of Incorporation and Bylaws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of the Company. In addition, the Board of Directors of the Company has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any such series without stockholder approval. The ability to issue preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company, or otherwise could adversely affect the market price of the Common Stock.

POSSIBLE DEPRESSING EFFECT OF FUTURE SALES OF COMMON STOCK.

         Future sales of the Shares, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Common Stock. In addition, the Company may issue Common Stock in connection with possible future acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder or by contract. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. In the event of the issuance and subsequent resale of a substantial number of shares of the Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Common Stock.

                                 USE OF PROCEEDS

         This Prospectus relates to the Shares being offered and sold for the account of the Selling Stockholders. This Prospectus also may be used, with the Company's prior written consent, by donees of the Selling Stockholders, or by other persons acquiring Shares who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will not receive any proceeds from the sale of the Shares but will bear certain expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each of the Selling Stockholders on the date hereof solely as a result in the Merger, the aggregate number of shares of Common Stock that each Selling Stockholder may offer and sell pursuant to this Prospectus, and the aggregate number and percentage of shares of Common Stock that will be beneficially owned by each Selling Stockholder after completion of this offering (the "Offering"). However, because the Selling Stockholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, the exact number of Shares that each Selling Stockholder may retain upon completion of the Offering cannot be determined at this time.

         To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company except as set forth in the footnotes to the following table.


                                              NUMBER OF               NUMBER OF
                                               SHARES               SHARES BEING               SHARES
                                            BENEFICIALLY             OFFERED FOR            BENEFICIALLY           PERCENTAGE OF
                                             OWNED PRIOR               SELLING              OWNED AFTER            SHARES OWNED
                                               TO THE               STOCKHOLDER'S               THE                  AFTER THE
        SELLING STOCKHOLDERS                  OFFERING                 ACCOUNT              OFFERING(1)            OFFERING (1)
-------------------------------------     -----------------      -------------------     ------------------     -------------------
Cambridge Capital Fund, L.P.(2)......           675,995                  675,995                --                     --
Baker Nye, L.P.(3)...................           297,779                  297,779                --                     --
John J. McAtee, Jr. (4)..............             5,657                      514             5,143                      *
Jack S. Parker (5)...................             7,200                    2,057             5,143                      *
John H. Wilson (6)...................            72,516                      514            72,002                      *
                                                                      ----------
                           TOTAL                                         976,859
                                                                      ==========

----------
*        Less than one percent.

(1) Assumes all of the Shares will be sold, that no additional shares will be acquired and that no shares other than those offered will be sold.

(2) Cambridge Capital Fund, L.P. ("Cambridge Capital") is an investment limited partnership. George F. Baker, III, one of its managing general partners, was an officer and a director of Whitehall prior to the Merger, and is currently a director of the Company. In addition, Jeffrey N. Greenblatt, a general partner of Cambridge Capital, is also a director of the Company.

(3) Baker Nye, L.P. ("Baker Nye") is an investment limited partnership. George F. Baker, III, one of its managing general partners, was an officer and a director of Whitehall prior to the Merger and is currently a director of the Company. In addition, Jeffrey N. Greenblatt, a general partner of Baker Nye, is also a director of the Company.

(4)      John J. McAtee, Jr., was a director of Whitehall prior to the Merger.

(5)      Jack S. Parker was a director of Whitehall prior to the Merger.

(6) John H. Wilson was an officer and a director of Whitehall prior to the Merger and is currently a consultant to the Company.



                              PLAN OF DISTRIBUTION

         The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the NYSE, privately negotiated transactions (including sales pursuant to pledges), in the over-the-counter market, or in transactions in which Shares may be delivered in connection with the issuance of securities by issuers other than the Company that are exchangeable for (whether optional or mandatory), or payable in such Shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such Shares may be distributed (which securities issued by others will, to the extent required by applicable law, be registered under the Securities Act), or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder (and if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus may be used, with the Company's prior written consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

         The Selling Stockholders and any such underwriters, brokers, dealers or agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting commissions or discounts under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

         Persons engaged in the distribution of the Shares are restricted from engaging in certain market-making activities with respect to the Common Stock for a period specified by Regulation M of the Exchange Act.

         The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except commissions and discounts of underwriters, brokers, dealers or agents and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Stockholders.

Each Selling Stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Shares specified in such supplement if any such Shares are purchased.

         If the Shares are sold in an underwritten offering, the underwriters and selling group members (if any) may engage in passive market making transactions in the Common Stock on the NYSE immediately prior to the commencement of the sale of shares in such offering, in accordance with Regulation M under the Exchange Act. Passive market making presently consists of displaying bids on the NYSE limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the Common Stock during the period of the two full consecutive calendar months immediately preceding the determination of the offering price and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital consists of 30,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). None of the preferred stock is outstanding.

COMMON STOCK

         Each holder of Common Stock is entitled to one vote for each share held of record on all matters presented to stockholders, including the election of directors. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after paying all debts and liabilities of the Company and the liquidation preferences of any outstanding Preferred Stock. The Common Stock has no preemptive rights or cumulative voting rights and no redemption, sinking fund or conversion provisions.

         Holders of Common Stock are entitled to receive dividends if, as and when, declared by the Board of Directors out of funds legally available therefore, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding and subject to any dividend restrictions in the Company's credit facilities. No dividend or other distribution (including redemptions and repurchases of shares of capital stock) may be made, if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of Preferred Stock.

PREFERRED STOCK

         The Board of Directors is authorized, without further stockholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of Preferred Stock. The issuance of Preferred Stock with voting rights or conversion rights may adversely affect the voting power of Common Stock, including the loss of voting control to others. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company.

CERTAIN PROVISIONS OF THE CERTIFICATE AND BYLAWS

         GENERAL. A number of provisions of the Company's Certificate of Incorporation ("Certificate") and Bylaws ("Bylaws") concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified Board of Directors and the ability of the Board to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect the interest of the Company and all of its stockholders.

         ISSUANCE OF RIGHTS. The Certificate authorized the Board of Directors to create and issue rights (the "Rights") entitling the holders thereof to purchase from the Company shares of capital stock or other securities. The times at which, and the terms upon which, the Rights are to be issued may be determined by the Board of Directors and set forth in the contracts or instruments that evidence the Rights. The authority of the Board of Directors with respect to the Rights includes, but is not limited to, the determination of
(i) the initial purchase price per share of the capital stock or other securities of the Company to be purchased upon exercise of the Rights, (ii) provisions relating to the times at which and the circumstances under which the Rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of the Company, (iii) antidilutive provisions which adjust the number or exercise price of the Rights or amount or nature of the securities or other property receivable upon exercise of the Rights, (iv) provisions which deny the holder of a specified percentage of the outstanding securities of the Company the right to exercise the Rights and/or cause the Rights held by such holder to become void, (v) provisions which permit the Company to redeem the Rights and (vi) the appointment of a rights agent with respect to the Rights.

         MEETINGS OF STOCKHOLDERS. The Bylaws provide that a special meeting of stockholders may be called only by the Board of Directors unless otherwise required by law. The Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the Bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

         NO STOCKHOLDER ACTION BY WRITTEN CONSENT. The Certificate provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

         AMENDMENT OF THE CERTIFICATE. The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal; provided, however, that the affirmative vote of 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, is required to amend provisions relating to the establishment of the Board of Directors and amendments to the Certificate.

         AMENDMENTS OF BYLAWS. The Certificate provides that the Bylaws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purposes, unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

NEW YORK STOCK EXCHANGE

         The Common Stock is traded on the NYSE under the symbol "AVS."

TRANSFER AGENT

         The Transfer Agent for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Shares being offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Philip B. Schwartz, a shareholder of Akerman, Senterfitt & Eidson, P.A., is a director of the Company, and certain of the attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially own shares of Common Stock as of the date of this Prospectus.

                                     EXPERTS

         The consolidated financial statements and restated consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which are incorporated by reference into this Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Kratz-Wilde Machine Company, which are incorporated into this Registration Statement by reference, to the extent and for the periods indicated in their report, have been audited by Clark, Schaefer, Hackett & Co., independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The consolidated financial statements of Whitehall as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, which are incorporated by reference into this Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The documents listed in (i) through (xii) below are incorporated herein by reference; and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents:

      (i) Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, as amended;

      (ii)   Registrant's Current Report on Form 8-K, dated February 12, 1998;

      (iii)  Registrant's Current Report on Form 8-K, dated March 6, 1998;

      (iv)   Registrant's Current Report on Form 8-K, dated July 31, 1998;

      (v)    Registrant's Current Report on Form 8-K, dated August 3, 1998;

      (vi)   Registrant's Current Report on Form 8-K, dated September 22, 1998;

      (vii)  Registrant's Current Report on Form 8-K/A, dated July 31, 1998;

     (viii)  Registrant's Current Report on Form 8-K dated November 24, 1998;

      (ix) Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, as amended;

      (x) Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998;

      (xi) Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998; and

      (xii) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A12B dated May 23, 1996.

         The Company will furnish, without charge, to each person to whom a Prospectus is delivered, upon written or oral request, a copy of any of the foregoing documents, in each case other than exhibits thereto (unless such exhibits are specifically incorporated by reference therein). Requests for any such documents should be submitted in writing to Aviation Sales Company, 6905 N.W. 25th Street, Miami, Florida 33122, Attention: Corporate Secretary.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a list of estimated expenses to be incurred by the Company in connection with the registration of the shares of Common Stock registered hereunder:

         Securities and Exchange Commission registration fee..........(1)
         Printing expenses............................................$10,000(2)
         Legal fees and expenses......................................$25,000(2)
         Accountants' fees and expenses...............................$10,000(2)
         Miscellaneous................................................$ 5,000(2)
                  Total                                               $50,000

-------------------

(1) Fee previously paid pursuant to Registration Statement on Form S-4 (File No. 333-51479)
(2)   Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to the provisions of Section 145(a) of the Delaware General Corporation Law, the Company has the power to indemnify anyone made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) because such person is or was a director or officer of the Company against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in the defense or settlement of such action, suit, or proceeding, provided that (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest and
(ii) in the case of a criminal proceeding such person had no reasonable cause to believe his conduct was unlawful.

         With respect to an action or suit by or in the right of the Company to procure a judgment in its favor, Section 145(b) of the Delaware General Corporation Law provides that the Company shall have the power to indemnify anyone who was, is, or is threatened to be made a party to a threatened, pending, or completed action or suit brought by or in the right of the Company to procure a judgment in its favor because such person is or was a director or officer of the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

         Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of a quorum of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if such quorum cannot be obtained or if a quorum of disinterested directors so directs, or (c) the shareholders of the Company.

         Section 145(g) of the Delaware General Corporation Law permits the purchase and maintenance of insurance to indemnify directors and officers against any liability asserted against or incurred by them in any such capacity, whether or not the Company itself would have the power to indemnify any such director or officer against such liability. The Company has obtained such insurance and premiums are paid by the Company.

         The Certificate of Incorporation of the Company provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented. The Certificate of Incorporation further provides that the indemnification provided for therein shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

         The Certificate of Incorporation also contains a provision that eliminates the personal liability of the Company's directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. The provision does not limit a director's liability for (i) breaches of duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith, involving intentional misconduct or involving knowing violations of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law, or (iv) transactions in which the director received an improper personal benefit. Depending on judicial interpretation, the provision may not affect liability for violations of the federal securities laws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

   *4.1 Registrant's Certificate of Incorporation, as amended, filed as Exhibits 3.1 and 3.2 to Registrant's Registration Statement on Form S-1, File No. 333-3650, hereby incorporated by reference.
   *4.2 Registrant's Bylaws filed as Exhibit 3.3 to Registrant's Registration Statement on Form S-1, File No. 333-3650, hereby incorporated by reference.
   *5.1 Opinion of Akerman, Senterfitt & Eidson, P.A. as to the validity of the Shares
  *23.1   Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit
          5.1)
 **23.2   Consent of Arthur Andersen LLP
 **23.3   Consent of Arthur Andersen LLP
 **23.4   Consent of Clark, Schaefer, Hackett & Co. LLP
 **24.1   Powers of Attorney - included as part of the signature page hereto

--------------------

  * Previously filed
 ** Filed herewith

ITEM 17. UNDERTAKINGS

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the "Calculation of Registration Fee" table in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 on Form S-3 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 9th day of December, 1998.

                                         AVIATION SALES COMPANY

                                         By: /s/ Dale S. Baker
                                            -----------------------------------
                                                 Dale S. Baker, President,
                                                 Chief Executive Officer
                                                 and Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 on Form S-3 to its Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated:



SIGNATURES                                  TITLES                                           DATE
                                            President, Chief Executive Officer and
/s/ Dale S. Baker                           Chairman of the Board (Principal                 December 9, 1998
----------------------------------------    Executive Officer)
Dale S. Baker

/s/ Joseph E. Civiletto                     Vice President (Principal Financial and          December 9, 1998
----------------------------------------    Accounting Officer)
Joseph E. Civiletto

*/s/ Harold M. Woody                        Executive Vice President and Director            December 9, 1998
------------------------------------
Harold M. Woody

*/s/ Robert Alpert                          Director                                         December 9, 1998
-----------------------------------------
Robert Alpert

*/s/ Sam Humphreys                          Director                                         December 9, 1998
-------------------------------------
Sam Humphreys

*/s/ Kazutami Okui                          Director                                         December 9, 1998
---------------------------------------
Kazutami Okui

/s/ Philip B. Schwartz                      Director                                         December 9, 1998
---------------------------------------
Philip B. Schwartz

                                            Director
---------------------------------------
George F. Baker

                                            Director
---------------------------------------
Jeffrey N. Greenblatt

* By: /s/ Dale S. Baker
      ---------------------------------
       Dale S. Baker, under
       power of attorney dated
       April 30, 1998


                                  EXHIBIT INDEX

   *4.1 Registrant's Certificate of Incorporation, as amended, filed as Exhibits 3.1 and 3.2 to Registrant's Registration Statement on Form S-1, File No. 333-3650, hereby incorporated by reference.

   *4.2 Registrant's Bylaws filed as Exhibit 3.3 to Registrant's Registration Statement on Form S-1, File No. 333-3650, hereby incorporated by reference.

   *5.1 Opinion of Akerman, Senterfitt & Eidson, P.A. as to the validity of the Shares

 **23.1   Consent of Akerman, Senterfitt & Eidson, P.A. (included in
          Exhibit 5.1)

 **23.2   Consent of Arthur Andersen LLP

 **23.3   Consent of Arthur Andersen LLP

 **23.4   Consent of Clark, Schaefer, Hackett & Co. LLP

 **24.1   Powers of Attorney - included as part of the signature page hereto

-------------------

 * Previously filed
** Filed herewith